Amalgamated Financial Corp. Reports Fourth Quarter 2024 Financial Results: Solid Loan Growth; Net Interest Margin Rises to 3.59% Common Equity Tier 1 Capital Ratio of 13.90% | Tangible Common Equity Ratio of 8.41% NEW YORK, January 23, 2025 – (GlobeNewswire) – Amalgamated Financial Corp. (the “Company” or “Amalgamated”) (Nasdaq: AMAL), the holding company for Amalgamated Bank (the “Bank”), today announced financial results for the fourth quarter and full year ended December 31, 2024. Fourth Quarter 2024 Highlights (on a linked quarter basis) • Net income of $24.5 million, or $0.79 per diluted share, compared to $27.9 million, or $0.90 per diluted share. • Core net income1 of $28.0 million, or $0.90 per diluted share, compared to $28.0 million, or $0.91 per diluted share. Deposits and Liquidity (following the Election Cycle Conclusion) • Total deposits decreased $414.0 million, or 5.5%, to $7.2 billion, including Bank initiated calls of above market rate Brokered CDs which totaled $102.1 million and brought Brokered CD balances to zero. • Excluding Brokered CDs, on-balance sheet deposits decreased $311.9 million or 4.2% to $7.2 billion. • Political deposits decreased $992.3 million to $969.6 million, resulting in an Election Cycle Conclusion balance of $326.0 million or 50.6% higher than the previous Election Cycle Conclusion balance from fourth quarter 2022. • Off-balance sheet deposits peaked at $1.3 billion during the quarter. Election Cycle Conclusion off-balance sheet deposit balance was zero. • Average cost of deposits excluding Brokered CDs, increased 1 basis point to 152 basis points, where non-interest- bearing deposits comprised 40% of total deposits. • Cash and borrowing capacity totaled $2.7 billion (immediately available) plus unpledged securities (two-day availability) of $441 million for total liquidity within two-days of $3.2 billion (86% of total uninsured deposits). Margin and Assets • Net interest margin expanded 8 basis points to 3.59%. • Net interest income grew $1.0 million, or 1.4%, to $73.1 million. • Net loans receivable increased $126.4 million, or 2.8%, to $4.6 billion. • Net loans receivable increased $167.6 million or 3.8%, excluding $36.0 million of predominantly low-yielding performing residential loans moved to held-for-sale. • Total multifamily and commercial real estate loan portfolio of $1.8 billion had concentration of 201% to total risk based capital. • Total PACE assessments grew $17.9 million, or 1.5% to $1.2 billion. Capital and Returns • Tier 1 leverage ratio grew by 43 basis points to 9.06% and the Common Equity Tier 1 ratio was 13.90% • Tangible common equity1 ratio of 8.41%, representing a ninth consecutive quarter of improvement. • Tangible book value per share1 increased $0.31, or 1.4%, to $22.60. • Strong core return on average tangible common equity1 of 16.13% and core return on average assets1 of 1.34%. Share Repurchase • Repurchased approximately 25,000 shares, or $0.8 million of common stock under the Company’s $40 million share repurchase program announced in the first quarter of 2022, with $18.7 million of remaining capacity. 1 1 Reconciliations of non-GAAP financial measures to the most comparable GAAP measure are set forth on the last page of the financial information accompanying this press release and may also be found on our website, www.amalgamatedbank.com.

Full Year 2024 Highlights (from year end 2023) • Net income of $106.4 million, or $3.44 per diluted share, compared to $88.0 million, or $2.86 per diluted share, an increase of 20.9%. • Core net income1 was $107.8 million, or $3.48 per diluted share, as compared to $90.5 million, or $2.94 per diluted share, an increase of 19.1%. • Total deposits, excluding Brokered CDs increased by $410.8 million, or 6.1% to $7.2 billion. • Net loans receivable increased $354.1 million or 8.3%, excluding $76.8 million of predominantly low-yielding performing residential loans either sold or moved to held-for-sale. • Total PACE assessments increased $66.0 million, or 5.8%, to $1.2 billion. • Net interest income increased $21.1 million or 8.1%, to $282.4 million compared to $261.3 million. • Nonperforming assets were stable, decreasing 12 basis points to $25.9 million or 0.31% of total assets. • Classified or criticized assets improved by 42 basis points to 2.06% of total loans. • Tangible book value per share increased $3.87, or 20.6%, to $22.60 from $18.74. Priscilla Sims Brown, President and Chief Executive Officer, commented, “Our fourth quarter was outstanding, particularly when considering it was an Election Cycle Conclusion quarter. Historically, an Election Cycle Conclusion quarter is one where we see the most pressure on our business due to political deposit outflows and yet in this cycle we performed substantially better across all our key metrics. We enter the new year in an envious position and ready to take advantage of the many opportunities we see to drive value for all our stakeholders.” Fourth Quarter Earnings Net income was $24.5 million, or $0.79 per diluted share, compared to $27.9 million, or $0.90 per diluted share, for the prior quarter. The $3.4 million decrease during the quarter was primarily driven by a $6.7 million decrease in non-core ICS One Way Sell fee income from the off-balance sheet deposit strategy, offset by a $1.0 million increase in net interest income, a $1.6 million decrease in losses on securities sales, and a $1.7 million decrease in income tax expense. Core net income1 was $28.0 million, or $0.90 per diluted share, compared to $28.0 million, or $0.91 per diluted share, for the prior quarter. Excluded from core net income, pre-tax, was a $4.1 million reduction in fair value on a pool of lower yielding performing residential loans moved to held for sale, $1.3 million of ICS One-Way Sell fee income, $1.0 million of losses on the sale of securities, and $0.9 million of accelerated depreciation from our solar tax equity investments. Excluded from the prior quarter, pre-tax, was $8.1 million of ICS One-Way Sell fee income, a $4.3 million reduction in fair value on a pool of lower yielding performing residential loans moved to held for sale, $3.2 million of losses on the sale of securities, $1.1 million of accelerated depreciation from solar tax equity investments, $0.7 million of gains on subordinated debt repurchases, and $0.2 million in severance costs. Net interest income was $73.1 million compared to $72.1 million for the prior quarter. Loan interest income increased $3.9 million, and loan yields increased 21 basis points mainly as a result of a $126.2 million increase in average loan balances, as well as the recognition of a discrete $1.3 million acceleration of deferred costs on certain loans in the prior quarter. Adjusted for this discrete item, loan interest income increased by $2.6 million in the quarter. Interest income on securities decreased $2.0 million driven by a 13 basis point decrease in securities yield related to interest rate resets as well as a decrease in the average balance of securities of $75.2 million. Interest expense on total interest-bearing deposits decreased $1.5 million driven primarily by a 39 basis point decrease in cost, despite an increase in the average balance of total interest-bearing deposits of $342.2 million. The decrease in cost was primarily related to repricing on money market products and select non-time deposit accounts in tandem with Federal Reserve rate decisions. The increase in average balance was the result of managing $1.1 billion of off-balance sheet deposits to offset expected political deposit outflow. Additionally, the Bank initiated calls of above market rate Brokered CD’s which totaled $102.1 million early in the current quarter. 2

Net interest margin was 3.59%, an increase of 8 basis points from 3.51% in the prior quarter. As noted above, there was one discrete item that affected the third quarter margin. Excluding this discrete item, net interest margin improved 2 basis points from the prior quarter. Additionally, income from prepayment penalties had a one basis point impact on net interest margin in the current quarter, while there was no impact in the prior quarter. Provision for credit losses totaled an expense of $3.7 million compared to an expense of $1.8 million in the prior quarter. The expense in the quarter was primarily driven by charge-offs on consumer solar and small business portfolios, a $0.5 million charge-off in connection with the note sale of one non-performing multifamily loan, and increases to specific reserves on loans that are individually analyzed, partially offset by updates to CECL model assumptions. Non-interest income was $4.8 million, compared to $8.9 million in the prior quarter. Excluding all non-core income adjustments noted above, core non-interest income1 was $9.5 million, compared to $8.8 million in the prior quarter. The increase was primarily related to commercial banking fees, fees from treasury investment services, and modestly higher income from the trust business. Non-interest expense was $41.1 million, an increase of $0.2 million from the prior quarter. Core non-interest expense1 was $41.1 million, an increase of $0.4 million from the prior quarter. This was mainly driven by a $0.9 million increase in compensation and employee benefits expense mainly related to corporate performance accruals, as well as higher data processing expense related to the digital initiatives that began in the current quarter and are expected to continue in 2025. The already strong core efficiency ratio improved to 49.82% during the quarter. The provision for income tax expense was $8.6 million, compared to $10.3 million for prior quarter. The effective tax rate for the quarter is 25.9%, compared to 26.9% for the prior quarter. The decrease in the tax rate during the quarter was the result of discrete tax items which resulted in a tax benefit. Excluding these discrete items, the tax rate would have been 26.6%. Balance Sheet Quarterly Summary Total assets were $8.3 billion compared to $8.4 billion at September 30, 2024, in keeping with the neutral balance sheet strategy. Notable changes within individual balance sheet line items include a $88.5 million decrease in cash and cash equivalents, a $163.6 million decrease in securities mainly to fund loan originations, and a $126.4 million increase in net loans receivable. On the liabilities side, deposits excluding Brokered CDs decreased by $311.9 million. During the quarter, the Bank initiated calls on all $102.1 million of Brokered CDs that were above market rate. Additionally, $250.7 million of short-term borrowings were utilized to fund deposit runoff late in the quarter mainly related to nonprofit clients making end of year contributions in response to the election as well as regular union pension outflows. The average balance of short- term borrowings in the quarter was $31.6 million. Total net loans receivable were $4.6 billion, an increase of $126.4 million, or 2.8% for the quarter. The increase in loans was primarily driven by a $117.1 million increase in commercial and industrial loans and a $60.2 million increase in multifamily loans, partially offset by a $3.7 million decrease in the commercial real estate portfolio, a $9.0 million decrease in consumer solar loans, and a $36.7 million decrease in residential loans, primarily due to the noted loan pool sale. During the quarter, criticized or classified loans increased $7.3 million largely related to the downgrades of four commercial and industrial loans totaling $32.7 million and one $5.4 million multifamily loan to substandard and accruing, as well as an additional $0.9 million of small business loans. This was offset by upgrades and payoffs of five commercial and industrial loans totaling $14.7 million, the upgrade of one $7.9 million multifamily loan and one $4.0 million commercial real estate loan, a $2.3 million multifamily loan note sale resulting in a partial charge-off, the charge-off of one $0.4 million commercial and industrial loan, and the charge-off of six additional small business loans totaling $1.0 million. Total deposits were $7.2 billion, a decrease of $414.0 million, or 5.5%, during the quarter. Total deposits excluding Brokered CDs decreased by $311.9 million to $7.2 billion, or a 4.2% decrease. Most notably, deposits held by politically active customers, such as campaigns, PACs, advocacy-based organizations, and state and national party committees were 3

$1.0 billion as of December 31, 2024, a decrease of $992.3 million during this quarter. Non-interest-bearing deposits represented 44% of average total deposits and 40% of ending total deposits for the quarter, contributing to an average cost of total deposits of 153 basis points. Super-core deposits totaled approximately $3.8 billion, had a weighted average life of 18 years, and comprised 54% of total deposits. Total uninsured deposits were $3.7 billion, comprising 52% of total deposits, down from 59% of total deposits in the third quarter. Nonperforming assets totaled $25.9 million, or 0.31% of period-end total assets, a decrease of $2.7 million, compared with $28.6 million, or 0.34% on a linked quarter basis. The decrease in nonperforming assets was primarily driven by a $1.0 million decrease in commercial and industrial nonaccrual loans from a payoff of one nonaccrual loan and charge-offs of two small business loans. During the quarter, the allowance for credit losses on loans decreased $1.4 million to $60.1 million. The ratio of allowance to total loans was 1.29%, a decrease of 6 basis points from 1.35% in the third quarter of 2024. The decrease was primarily related to coverage ratio reductions on the multifamily and residential loan portfolios as annually updated assumptions used in the allowance for credit loss model resulted in lower required reserves. The multifamily portfolio reflected stronger forward performance expectations as certain loans repriced or exited the portfolio. Additionally, the composition of the residential portfolio reflected stronger collateral values and borrower profiles. Capital Quarterly Summary As of December 31, 2024, Common Equity Tier 1 Capital ratio was 13.90%, Total Risk-Based Capital ratio was 16.26%, and Tier-1 Leverage Capital ratio was 9.06%, compared to 13.82%, 16.25% and 8.63%, respectively, as of September 30, 2024. Stockholders’ equity at December 31, 2024 was $707.7 million, an increase of $9.4 million during the quarter. The increase in stockholders’ equity was primarily driven by $24.5 million of net income for the quarter offset by $3.7 million in dividends paid at $0.12 per outstanding share, $0.8 million of common stock repurchases, and a $11.9 million decline in accumulated other comprehensive loss primarily due to the tax effected mark-to-market on the available for sale securities portfolio. Tangible book value per share was $22.60 as of December 31, 2024 compared to $22.29 as of September 30, 2024. Tangible common equity improved to 8.41% of tangible assets, compared to 8.14% as of September 30, 2024. Conference Call As previously announced, Amalgamated Financial Corp. will host a conference call to discuss its fourth quarter and full year results today, January 23, 2025 at 11:00am (Eastern Time). The conference call can be accessed by dialing 1-877-407-9716 (domestic) or 1-201-493-6779 (international) and asking for the Amalgamated Financial Corp. Fourth Quarter 2024 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13743057. The telephonic replay will be available until January 30, 2025. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of our website at http://ir.amalgamatedbank.com/. The online replay will remain available for a limited time beginning immediately following the call. The presentation materials for the call can be accessed on the investor relations section of our website at https:// ir.amalgamatedbank.com/. 4

About Amalgamated Financial Corp. Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of five branches across New York City, Washington D.C., and San Francisco, and a commercial office in Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country’s oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of December 31, 2024, total assets were $8.3 billion, total net loans were $4.6 billion, and total deposits were $7.2 billion. Additionally, as of December 31, 2024, trust business held $35.0 billion in assets under custody and $14.6 billion in assets under management. Non-GAAP Financial Measures This release (and the accompanying financial information and tables) refer to certain non-GAAP financial measures including, without limitation, “Core operating revenue,” “Core non-interest expense,” “Core non-interest income,” “Core net income,” “Tangible common equity,” “Average tangible common equity,” “Core return on average assets,” “Core return on average tangible common equity,” and “Core efficiency ratio.” Management utilizes this information to compare the operating performance for December 31, 2024 versus certain periods in 2024 and 2023 and to prepare internal projections. We believe these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of operating performance. In addition, because intangible assets such as goodwill and other discrete items unrelated to the core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare the results to those of other companies. The presentation of non-GAAP financial information, however, is not intended to be considered in isolation or as a substitute for GAAP financial measures. We strongly encourage readers to review the GAAP financial measures included in this release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this release with other companies’ non-GAAP financial measures having the same or similar names. Reconciliations of non- GAAP financial disclosures to comparable GAAP measures found in this release are set forth in the final pages of this release and also may be viewed on our website, amalgamatedbank.com. Terminology Certain terms used in this release are defined as follows: “Core efficiency ratio” is defined as “Core non-interest expense” divided by “Core operating revenue.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income. “Core net income” is defined as net income after tax excluding gains and losses on sales of securities, ICS One-Way Sell fee income, changes in fair value on loans held-for-sale, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, acquisition costs, tax credits and accelerated depreciation on solar equity investments, and taxes on notable pre-tax items. We believe the most directly comparable GAAP financial measure is net income. 5

“Core non-interest expense” is defined as total non-interest expense excluding costs related to branch closures, restructuring/severance, and acquisitions. We believe the most directly comparable GAAP financial measure is total non- interest expense. “Core non-interest income” is defined as total non-interest income excluding gains and losses on sales of securities, ICS One-Way Sell fee income, changes in fair value on loans held-for-sale, gains on the sale of owned property, and tax credits and accelerated depreciation on solar equity investments. We believe the most directly comparable GAAP financial measure is non-interest income. “Core operating revenue” is defined as total net interest income plus “core non-interest income”. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income. “Core return on average assets” is defined as “Core net income” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets. “Core return on average tangible common equity” is defined as “Core net income” divided by average “tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity. “Super-core deposits” are defined as total deposits from commercial and consumer customers, with a relationship length of greater than 5 years. We believe the most directly comparable GAAP financial measure is total deposits. “Tangible assets” are defined as total assets excluding, as applicable, goodwill and core deposit intangibles. We believe the most directly comparable GAAP financial measure is total assets. “Tangible common equity”, and “Tangible book value” are defined as stockholders’ equity excluding, as applicable, minority interests, preferred stock, goodwill and core deposit intangibles. We believe that the most directly comparable GAAP financial measure is total stockholders’ equity. "Traditional securities portfolio" is defined as total investment securities excluding PACE assessments. We believe the most directly comparable GAAP financial measure is total investment securities. 6

Forward-Looking Statements Statements included in this release that are not historical in nature are intended to be, and are hereby identified as, forward- looking statements within the meaning of the Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified through the use of forward- looking terminology such as “may,” “will,” “anticipate,” “aspire,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “in the future,” “may” and “intend,” as well as other similar words and expressions of the future. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, any or all of which could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: 1. uncertain conditions in the banking industry and in national, regional and local economies in our core markets, which may have an adverse impact on our business, operations and financial performance; 2. deterioration in the financial condition of borrowers resulting in significant increases in credit losses and provisions for those losses; 3. deposit outflows and subsequent declines in liquidity caused by factors that could include lack of confidence in the banking system, a deterioration in market conditions or the financial condition of depositors; 4. changes in our deposits, including an increase in uninsured deposits; 5. our ability to maintain sufficient liquidity to meet our deposit and debt obligations as they come due, which may require that we sell investment securities at a loss, negatively impacting our net income, earnings and capital; 6. unfavorable conditions in the capital markets, which may cause declines in our stock price and the value of our investments; 7. negative economic and political conditions that adversely affect the general economy, housing prices, the real estate market, the job market, consumer confidence, the financial condition of our borrowers and consumer spending habits, which may affect, among other things, the level of non-performing assets, charge-offs and provision expense; 8. fluctuations or unanticipated changes in the interest rate environment including changes in net interest margin or changes in the yield curve that affect investments, loans or deposits; 9. the general decline in the real estate and lending markets, particularly in commercial real estate in our market areas, and the effects of the enactment of or changes to rent-control and other similar regulations on multi-family housing; 10. changes in legislation, regulation, public policies, or administrative practices impacting the banking industry, including increased minimum capital requirements and other regulation in the aftermath of recent bank failures; 11. the outcome of legal or regulatory proceedings that may be instituted against us; 12. our inability to achieve organic loan and deposit growth and the composition of that growth; 13. the composition of our loan portfolio, including any concentration in industries or sectors that may experience unanticipated or anticipated adverse conditions greater than other industries or sectors in the national or local economies in which we operate; 14. inaccuracy of the assumptions and estimates we make and policies that we implement in establishing our allowance for credit losses; 15. changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; 16. any matter that would cause us to conclude that there was impairment of any asset, including intangible assets; 17. limitations on our ability to declare and pay dividends; 18. the impact of competition with other financial institutions, including pricing pressures and the resulting impact on our results, including as a result of compression to net interest margin; 19. increased competition for experienced members of the workforce including executives in the banking industry; 20. a failure in or breach of our operational or security systems or infrastructure, or those of third party vendors or other service providers, including as a result of unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; 21. increased regulatory scrutiny and exposure from the use of “big data” techniques, machine learning, and artificial intelligence; 7

22. a downgrade in our credit rating; 23. “greenwashing claims” against us and our Environmental, Social and Governance (“ESG”) products and increased scrutiny and political opposition to ESG and Diversity, Equity and Inclusion (“DEI”) practices; 24. any unanticipated or greater than anticipated adverse conditions (including the possibility of earthquakes, wildfires, and other natural disasters) affecting the markets in which we operate; 25. physical and transitional risks related to climate change as they impact our business and the businesses that we finance; 26. future repurchase of our shares through our common stock repurchase program; and 27. descriptions of assumptions underlying or relating to any of the foregoing. Additional factors which could affect the forward-looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at https://www.sec.gov/. We disclaim any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law. Investor Contact: Jamie Lillis Solebury Strategic Communications shareholderrelations@amalgamatedbank.com 800-895-4172 8

Consolidated Statements of Income

($ in thousands)	Three Months Ended December 31, 2024 (unaudited)	Three Months Ended September 30, 2024 (unaudited)	Three Months Ended December 31, 2023 (unaudited)	Year Ended December 31, 2024 (unaudited)	Year Ended December 31, 2023
INTEREST AND DIVIDEND INCOME					
Loans	$ 58,024	$ 54,110	$ 51,551	$ 215,380	$ 191,295
Securities	43,448	46,432	42,014	177,247	161,003
Interest-bearing deposits in banks	1,113	2,274	2,419	8,669	5,779
Total interest and dividend income	102,585	102,816	95,984	401,296	358,077
INTEREST EXPENSE					
Deposits	28,582	30,105	25,315	113,461	81,124
Borrowed funds	908	604	3,350	5,405	15,642
Total interest expense	29,490	30,709	28,665	118,866	96,766
NET INTEREST INCOME	73,095	72,107	67,319	282,430	261,311
Provision for credit losses	3,686	1,849	3,756	10,284	14,670
Net interest income after provision for credit losses	69,409	70,258	63,563	272,146	246,641
NON-INTEREST INCOME					
Trust Department fees	3,971	3,704	3,562	15,186	15,175
Service charges on deposit accounts	5,337	12,091	3,102	32,178	10,999
Bank-owned life insurance income	661	613	828	2,498	2,882
Losses on sale of securities	(1,003)	(3,230)	(2,340)	(9,698)	(7,392)
Gain (loss) on sale of loans and changes in fair value on loans held-for-sale, net	(4,090)	(4,223)	2	(8,197)	32
Equity method investments income (loss)	(529)	(823)	3,671	(831)	4,932
Other income	442	807	581	2,079	2,708
Total non-interest income	4,789	8,939	9,406	33,215	29,336
NON-INTEREST EXPENSE					
Compensation and employee benefits	24,691	23,757	21,249	93,766	85,774
Occupancy and depreciation	3,376	3,423	3,421	13,081	13,605
Professional fees	2,674	2,575	2,426	9,957	9,637
Data processing	5,299	5,087	4,568	19,802	17,744
Office maintenance and depreciation	578	651	700	2,471	2,830
Amortization of intangible assets	183	183	222	730	888
Advertising and promotion	314	1,023	750	3,731	4,181
Federal deposit insurance premiums	715	900	1,000	3,715	4,018
Other expense	3,313	3,365	3,416	12,519	12,570
Total non-interest expense	41,143	40,964	37,752	159,772	151,247
Income before income taxes	33,055	38,233	35,217	145,589	124,730
Income tax expense	8,564	10,291	12,522	39,155	36,752
Net income	$ 24,491	$ 27,942	$ 22,695	$ 106,434	$ 87,978
Earnings per common share - basic	$ 0.80	$ 0.91	$ 0.75	$ 3.48	$ 2.88
Earnings per common share - diluted	$ 0.79	$ 0.90	$ 0.74	$ 3.44	$ 2.86

9

amalgamated FINANCIAL CORP.

Consolidated Statements of Financial Condition

($ in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Assets	(unaudited)	(unaudited)	
Cash and due from banks	$ 4,042	$ 3,946	$ 2,856
Interest-bearing deposits in banks	56,707	145,261	87,714
Total cash and cash equivalents	60,749	149,207	90,570
Securities:			
Available for sale, at fair value			
Traditional securities	1,477,047	1,617,045	1,429,739
Property Assessed Clean Energy ("PACE") assessments	152,011	149,500	53,303
	1,629,058	1,766,545	1,483,042
Held-to-maturity, at amortized cost:			
Traditional securities, net of allowance for credit losses of $49, $51 and $54 , respectively	542,246	583,788	620,232
PACE assessments, net of allowance for credit losses of $655, $641 and $667 , respectively	1,043,959	1,028,588	1,076,602
	1,586,205	1,612,376	1,696,834
Loans held for sale	37,593	38,623	1,817
Loans receivable, net of deferred loan origination costs	4,672,924	4,547,903	4,411,319
Allowance for credit losses	(60,086)	(61,466)	(65,691)
Loans receivable, net	4,612,838	4,486,437	4,345,628
Resell agreements	23,741	74,883	50,000
Federal Home Loan Bank of New York ("FHLBNY") stock, at cost	15,693	4,625	4,389
Accrued interest receivable	61,172	54,268	55,484
Premises and equipment, net	6,386	6,413	7,807
Bank-owned life insurance	108,026	107,365	105,528
Right-of-use lease asset	14,231	16,125	21,074
Deferred tax asset, net	42,437	38,510	56,603
Goodwill	12,936	12,936	12,936
Intangible assets, net	1,487	1,669	2,217
Equity method investments	8,482	11,514	13,024
Other assets	35,858	32,144	25,371
Total assets	$ 8,256,892	$ 8,413,640	$ 7,972,324
Liabilities			
Deposits	$ 7,180,605	$ 7,594,564	$ 7,011,988
Borrowings	314,409	68,436	304,927
Operating leases	19,734	22,292	30,646
Other liabilities	34,490	30,016	39,399
Total liabilities	7,549,238	7,715,308	7,386,960
Stockholders' equity			
Common stock, par value $.01 per share	308	308	307
Additional paid-in capital	288,656	287,167	288,232
Retained earnings	480,144	459,398	388,033
Accumulated other comprehensive loss, net of income taxes	(58,637)	(46,702)	(86,004)
Treasury stock, at cost	(2,817)	(1,972)	(5,337)
Total Amalgamated Financial Corp. stockholders' equity	707,654	698,199	585,231
Noncontrolling interests	—	133	133
Total stockholders' equity	707,654	698,332	585,364
Total liabilities and stockholders' equity	$ 8,256,892	$ 8,413,640	$ 7,972,324

10

Select Financial Data As of and for the As of and for the Three Months Ended Year Ended December 31, September 30, December 31, December 31, (Shares in thousands) 2024 2024 2023 2024 2023 Selected Financial Ratios and Other Data: Earnings per share Basic $ 0.80 $ 0.91 $ 0.75 $ 3.48 $ 2.88 Diluted 0.79 0.90 0.74 3.44 2.86 Core net income (non-GAAP) Basic $ 0.91 $ 0.91 $ 0.73 $ 3.52 $ 2.96 Diluted 0.90 0.91 0.72 3.48 2.94 Book value per common share (excluding minority interest) $ 23.07 $ 22.77 $ 19.23 $ 23.07 $ 19.23 Tangible book value per share (non-GAAP) $ 22.60 $ 22.29 $ 18.74 $ 22.60 $ 18.74 Common shares outstanding, par value $.01 per share(1) 30,671 30,663 30,428 30,671 30,428 Weighted average common shares outstanding, basic 30,677 30,646 30,418 30,588 30,555 Weighted average common shares outstanding, diluted 30,976 30,911 30,616 30,926 30,785 (1) 70,000,000 shares authorized; 30,809,484, 30,776,163, and 30,736,141 shares issued for the periods ended December 31, 2024, September 30, 2024, and December 31, 2023 respectively, and 30,670,982, 30,662,883, and 30,428,359 shares outstanding for the periods ended December 31, 2024, September 30, 2024, and December 31, 2023 respectively. 11

Select Financial Data

	As of and for the Three Months Ended			As of and for the Year Ended	
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Selected Performance Metrics:					
Return on average assets	1.17 %	1.32 %	1.13 %	1.29 %	1.12 %
Core return on average assets (non-GAAP)	1.34 %	1.33 %	1.10 %	1.30 %	1.15 %
Return on average equity	13.83 %	16.63 %	16.23 %	16.39 %	16.57 %
Core return on average tangible common equity (non-GAAP)	16.13 %	17.04 %	16.22 %	16.99 %	17.55 %
Average equity to average assets	8.48 %	7.96 %	6.95 %	7.86 %	6.74 %
Tangible common equity to tangible assets (non-GAAP)	8.41 %	8.14 %	7.16 %	8.41 %	7.16 %
Loan yield	5.00 %	4.79 %	4.68 %	4.81 %	4.49 %
Securities yield	5.12 %	5.25 %	5.21 %	5.20 %	4.93 %
Deposit cost	1.53 %	1.58 %	1.43 %	1.53 %	1.17 %
Net interest margin	3.59 %	3.51 %	3.44 %	3.51 %	3.41 %
Efficiency ratio [(1)]	52.83 %	50.54 %	49.20 %	50.62 %	52.04 %
Core efficiency ratio (non-GAAP)	49.82 %	50.35 %	49.73 %	50.33 %	51.33 %
Asset Quality Ratios:					
Nonaccrual loans to total loans	0.45 %	0.61 %	0.75 %	0.45 %	0.75 %
Nonperforming assets to total assets	0.31 %	0.34 %	0.43 %	0.31 %	0.43 %
Allowance for credit losses on loans to nonaccrual loans[(2)]	286.00 %	222.30 %	197.97 %	286.00 %	197.97 %
Allowance for credit losses on loans to total loans[(2)]	1.29 %	1.35 %	1.49 %	1.29 %	1.49 %
Annualized net charge-offs to average loans	0.36 %	0.61 %	0.51 %	0.36 %	0.51 %
Capital Ratios:					
Tier 1 leverage capital ratio	9.06 %	8.63 %	8.07 %	9.06 %	8.07 %
Tier 1 risk-based capital ratio	13.90 %	13.82 %	12.98 %	13.90 %	12.98 %
Total risk-based capital ratio	16.26 %	16.25 %	15.64 %	16.26 %	15.64 %
Common equity tier 1 capital ratio	13.90 %	13.82 %	12.98 %	13.90 %	12.98 %

(1) Efficiency ratio is calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income

(2) In accordance with the adoption of the CECL standard on January 1, 2023, the allowance for credit losses on loans as of December 31, 2024 and September 30, 2024 are calculated under the current expected credit losses model. For December 31, 2023, the allowance on loans presented is the allowance for loan losses calculated using the incurred loss model.

12

amalgamated FINANCIAL CORP.

Loan and PACE Assessments Portfolio Composition

(In thousands)	At December 31, 2024		At September 30, 2024		At December 31, 2023	
	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial portfolio:						
Commercial and industrial	$ 1,175,490	25.2 %	$ 1,058,376	23.3 %	$ 1,010,998	22.9 %
Multifamily	1,351,604	28.9 %	1,291,380	28.4 %	1,148,120	26.1 %
Commercial real estate	411,387	8.8 %	415,077	9.1 %	353,432	8.0 %
Construction and land development	20,683	0.4 %	22,224	0.5 %	23,626	0.5 %
Total commercial portfolio	2,959,164	63.3 %	2,787,057	61.3 %	2,536,176	57.5 %
Retail portfolio:						
Residential real estate lending	1,313,617	28.1 %	1,350,347	29.7 %	1,425,596	32.3 %
Consumer solar	365,516	7.8 %	374,499	8.2 %	408,260	9.3 %
Consumer and other	34,627	0.8 %	36,000	0.8 %	41,287	0.9 %
Total retail	1,713,760	36.7 %	1,760,846	38.7 %	1,875,143	42.5 %
Total loans held for investment	4,672,924	100.0 %	4,547,903	100.0 %	4,411,319	100.0 %
Allowance for credit losses	(60,086)		(61,466)		(65,691)	
Loans receivable, net	$ 4,612,838		$ 4,486,437		$ 4,345,628	
PACE assessments:						
Available for sale, at fair value						
Residential PACE assessments	152,011	12.7 %	149,500	12.7 %	53,303	4.7 %
Held-to-maturity, at amortized cost						
Commercial PACE assessments	268,692	22.5 %	256,128	21.7 %	258,306	22.8 %
Residential PACE assessments	775,922	64.8 %	773,101	65.6 %	818,963	72.5 %
Total Held-to-maturity PACE assessments	1,044,614	87.3 %	1,029,229	87.3 %	1,077,269	95.3 %
Total PACE assessments	1,196,625	100.0 %	1,178,729	100.0 %	1,130,572	100.0 %
Allowance for credit losses	(655)		(641)		(667)	
Total PACE assessments, net	$ 1,195,970		$ 1,178,088		$ 1,129,905	
Loans receivable, net and total PACE assessments, net as a % of Deposits	81 %		74.6 %		78.1 %	
Loans receivable, net and total PACE assessments, net as a % of Deposits excluding Brokered CDs	81 %		75.6 %		80.9 %	

13

Net Interest Income Analysis

(In thousands)	Three Months Ended								
	December 31, 2024			September 30, 2024			December 31, 2023		
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
Interest-earning assets:									
Interest-bearing deposits in banks	$ 105,958	$ 1,113	4.18 %	$ 182,981	$ 2,274	4.94%	$ 190,994	$ 2,419	5.02%
Securities[1]	3,313,349	42,632	5.12 %	3,388,580	44,678	5.25%	3,175,784	41,741	5.21%
Resell agreements	50,938	816	6.37 %	104,933	1,754	6.65%	16,848	273	6.43%
Loans receivable, net[2][3]	4,619,723	58,024	5.00 %	4,493,520	54,110	4.79%	4,370,946	51,551	4.68%
Total interest-earning assets	8,089,968	102,585	5.04 %	8,170,014	102,816	5.01%	7,754,572	95,984	4.91%
Non-interest-earning assets:									
Cash and due from banks	6,291			6,144			5,357		
Other assets	214,868			217,332			220,580		
Total assets	$ 8,311,127			$ 8,393,490			$ 7,980,509		
Interest-bearing liabilities:									
Savings, NOW and money market deposits	$ 3,971,128	$ 26,329	2.64 %	$ 3,506,499	$ 26,168	2.97%	$ 3,629,658	$ 19,808	2.17%
Time deposits	220,205	2,085	3.77 %	223,337	2,148	3.83%	183,225	1,423	3.08%
Brokered CDs	11,822	169	5.69 %	131,103	1,789	5.43%	309,378	4,084	5.24%
Total interest-bearing deposits	4,203,155	28,583	2.71 %	3,860,939	30,105	3.10%	4,122,261	25,315	2.44%
Other borrowings	98,768	908	3.66 %	71,948	604	3.34%	304,869	3,350	4.36%
Total interest-bearing liabilities	4,301,923	29,491	2.73 %	3,932,887	30,709	3.11%	4,427,130	28,665	2.57%
Non-interest-bearing liabilities:									
Demand and transaction deposits	3,239,251			3,721,398			2,921,961		
Other liabilities	65,580			70,804			76,588		
Total liabilities	7,606,754			7,725,089			7,425,679		
Stockholders' equity	704,373			668,401			554,830		
Total liabilities and stockholders' equity	$ 8,311,127			$ 8,393,490			$ 7,980,509		
Net interest income / interest rate spread		$ 73,094	2.31 %		$ 72,107	1.90%		$ 67,319	2.34%
Net interest-earning assets / net interest margin	$ 3,788,045		3.59 %	$ 4,237,127		3.51%	$ 3,327,442		3.44%
Total deposits excluding Brokered CDs / total cost of deposits excluding Brokered CDs	$ 7,430,584		1.52 %	$ 7,451,234		1.51%	$ 6,734,844		1.25%
Total deposits / total cost of deposits	$ 7,442,406		1.53 %	$ 7,582,337		1.58%	$ 7,044,222		1.43%
Total funding / total cost of funds	$ 7,541,174		1.56 %	$ 7,654,285		1.60%	$ 7,349,091		1.55%

(1) Includes Federal Home Loan Bank (FHLB) stock in the average balance, and dividend income on FHLB stock in interest income.

(2) Amounts are net of deferred origination costs. With the adoption of the CECL standard on January 1, 2023, the average balance of the allowance for credit losses on loans was reclassified for all presented periods to other assets to allow for comparability.

(3) Includes prepayment penalty interest income in 4Q2024, 3Q2024, and 4Q2023 of $121, $0, and $167, respectively (in thousands).

14

Net Interest Income Analysis

(In thousands)	Year Ended					
	December 31, 2024			December 31, 2023		
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
Interest-earning assets:						
Interest-bearing deposits in banks	$ 176,830	$ 8,669	4.90%	$ 142,053	$ 5,779	4.07%
Securities[1]	3,295,597	171,308	5.20%	3,250,788	160,298	4.93%
Resell agreements	89,312	5,939	6.65%	10,233	705	6.89%
Loans receivable, net [2][3]	4,479,038	215,380	4.81%	4,259,195	191,295	4.49%
Total interest-earning assets	8,040,777	401,296	4.99%	7,662,269	358,077	4.67%
Non-interest-earning assets:						
Cash and due from banks	5,970			5,140		
Other assets	218,033			208,902		
Total assets	$ 8,264,780			$ 7,876,311		
Interest-bearing liabilities:						
Savings, NOW and money market deposits	$ 3,699,972	$ 99,362	2.69%	$ 3,344,407	$ 59,818	1.79%
Time deposits	210,599	7,706	3.66%	167,167	3,452	2.07%
Brokered CDs	122,035	6,393	5.24%	364,833	17,854	4.89%
Total interest-bearing deposits	4,032,606	113,461	2.81%	3,876,407	81,124	2.09%
Other borrowings	140,539	5,405	3.85%	350,039	15,642	4.47%
Total interest-bearing liabilities	4,173,145	118,866	2.85%	4,226,446	96,766	2.29%
Non-interest-bearing liabilities:						
Demand and transaction deposits	3,373,047			3,045,013		
Other liabilities	69,245			73,770		
Total liabilities	7,615,437			7,345,229		
Stockholders' equity	649,343			531,082		
Total liabilities and stockholders' equity	$ 8,264,780			$ 7,876,311		
Net interest income / interest rate spread		$ 282,430	2.14%		$ 261,311	2.38%
Net interest-earning assets / net interest margin	$ 3,867,632		3.51%	$ 3,435,823		3.41%
Total deposits excluding Brokered CDs / total cost of deposits excluding Brokered CDs	$ 7,283,618		1.47%	$ 6,556,587		0.96%
Total deposits / total cost of deposits	$ 7,405,653		1.53%	$ 6,921,420		1.17%
Total funding / total cost of funds	$ 7,546,192		1.58%	$ 7,271,459		1.33%

(1) Includes Federal Home Loan Bank (FHLB) stock in the average balance, and dividend income on FHLB stock in interest income

(2) Amounts are net of deferred origination costs. With the adoption of the CECL standard on January 1, 2023, the average balance of the allowance for credit losses on loans was reclassified for all presented periods to other assets to allow for comparability.

(3) Includes prepayment penalty interest income in December YTD 2024 and December YTD 2023 of $0.1 million and $0.1 million, respectively

15

amalgamated FINANCIAL CORP.

Deposit Portfolio Composition

	Three Months Ended					
	December 31, 2024		September 30, 2024		December 31, 2023	
(In thousands)	Ending Balance	Average Balance	Ending Balance	Average Balance	Ending Balance	Average Balance
Non-interest-bearing demand deposit accounts	$ 2,868,506	$ 3,239,251	$ 3,801,834	$ 3,721,398	$ 2,940,398	$ 2,921,961
NOW accounts	179,765	174,963	186,557	188,250	200,382	191,889
Money market deposit accounts	3,564,423	3,471,242	2,959,264	2,986,434	3,100,681	3,090,805
Savings accounts	328,696	324,922	327,935	331,816	340,860	346,964
Time deposits	239,215	220,205	216,901	223,337	187,457	183,225
Brokered certificates of deposit ("CDs")	—	11,822	102,073	131,103	242,210	309,378
Total deposits	$ 7,180,605	$ 7,442,405	$ 7,594,564	$ 7,582,338	$ 7,011,988	$ 7,044,222
Total deposits excluding Brokered CDs	$ 7,180,605	$ 7,430,583	$ 7,492,491	$ 7,451,235	$ 6,769,778	$ 6,734,844

	Three Months Ended					
	December 31, 2024		September 30, 2024		December 31, 2023	
	Average Rate Paid[(1)]	Cost of Funds	Average Rate Paid[(1)]	Cost of Funds	Average Rate Paid[(1)]	Cost of Funds
Non-interest-bearing demand deposit accounts	0.00%	0.00%	0.00 %	0.00%	0.00%	0.00%
NOW accounts	0.72%	0.81%	0.90 %	1.09%	0.99%	1.00%
Money market deposit accounts	2.67%	2.85%	3.00 %	3.24%	2.89%	2.35%
Savings accounts	1.32%	1.37%	1.42 %	1.64%	1.20%	1.15%
Time deposits	3.54%	3.77%	3.83 %	3.83%	3.01%	3.08%
Brokered CDs	0.00%	5.69%	4.89 %	5.43%	5.09%	5.24%
Total deposits	1.52%	1.53%	1.43 %	1.58%	1.62%	1.43%
Interest-bearing deposits excluding brokered CDs	2.54%	2.70%	2.80 %	3.02%	2.65%	2.21%

[(1)] Average rate paid is calculated as the weighted average of spot rates on deposit accounts as of the period indicated.

16

Asset Quality (In thousands) December 31, 2024 September 30, 2024 December 31, 2023 Loans 90 days past due and accruing $ — $ — $ — Nonaccrual loans held for sale 4,853 989 989 Nonaccrual loans - Commercial 16,041 17,108 23,189 Nonaccrual loans - Retail 4,968 10,542 9,994 Nonaccrual securities 8 8 31 Total nonperforming assets $ 25,870 $ 28,647 $ 34,203 Nonaccrual loans: Commercial and industrial $ 872 $ 1,849 $ 7,533 Multifamily — — — Commercial real estate 4,062 4,146 4,490 Construction and land development 11,107 11,113 11,166 Total commercial portfolio 16,041 17,108 23,189 Residential real estate lending 1,771 7,578 7,218 Consumer solar 2,827 2,848 2,673 Consumer and other 370 116 103 Total retail portfolio 4,968 10,542 9,994 Total nonaccrual loans $ 21,009 $ 27,650 $ 33,183 17 amalgamated FINANCIAL CORP.

Credit Quality

($ in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Criticized and classified loans			
Commercial and industrial	$ 62,614	$ 45,329	69,843
Multifamily	8,573	13,386	10,306
Commercial real estate	4,062	8,186	8,637
Construction and land development	11,107	11,113	11,166
Residential real estate lending	6,387	7,578	7,218
Multifamily	2,827	2,848	2,673
Consumer and other	370	116	103
Total loans	$ 95,940	$ 88,556	109,946
Criticized and classified loans to total loans			
Commercial and industrial	1.34 %	1.00 %	1.58 %
Multifamily	0.18 %	0.29 %	0.23 %
Commercial real estate	0.09 %	0.18 %	0.20 %
Construction and land development	0.24 %	0.24 %	0.25 %
Residential real estate lending	0.14 %	0.17 %	0.16 %
Consumer solar	0.06 %	0.06 %	0.06 %
Consumer and other	0.01 %	— %	— %
Total loans	2.06 %	1.94 %	2.48 %

	December 31, 2024		September 30, 2024		December 31, 2023	
	Annualized net charge-offs (recoveries) to average loans	**ACL to total portfolio balance**	**Annualized net charge-offs (recoveries) to average loans**	**ACL to total portfolio balance**	**Annualized net charge-offs (recoveries) to average loans**	**ACL to total portfolio balance**
Commercial and industrial	0.53 %	1.15 %	2.14 %	1.01 %	— %	1.81 %
Multifamily	0.15 %	0.21 %	— %	0.37 %	— %	0.19 %
Commercial real estate	— %	0.39 %	— %	0.40 %	— %	0.36 %
Construction and land development	(7.19)%	6.06 %	— %	3.73 %	71.82 %	0.04 %
Residential real estate lending	0.28 %	0.71 %	(0.03)%	0.91 %	(0.04)%	0.93 %
Consumer solar	1.71 %	7.96 %	1.58 %	7.68 %	0.99 %	6.85 %
Consumer and other	0.86 %	6.83 %	1.05 %	6.44 %	0.05 %	6.48 %
Total loans	0.36 %	1.29 %	0.61 %	1.35 %	0.51 %	1.49 %

18

Reconciliation of GAAP to Non-GAAP Financial Measures

The information provided below presents a reconciliation of each of non-GAAP financial measures to the most directly comparable GAAP financial measure.

	As of and for the Three Months Ended			As of and for the Year Ended	
(in thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Core operating revenue					
Net Interest Income (GAAP)	$ 73,095	$ 72,107	$ 67,319	$ 282,430	$ 261,311
Non-interest income (GAAP)	4,789	8,939	9,406	33,215	29,336
Add: Securities loss	1,003	3,230	2,340	9,698	7,392
Less: ICS One-Way Sell Fee Income(1)	(1,347)	(8,085)	—	(17,194)	—
Less: Changes in fair value of loans held-for-sale	4,117	4,265	—	8,383	—
Less: Subdebt repurchase gain(2)	—	(669)	—	(1,076)	(1,417)
Add: Tax (credits) depreciation on solar investments(3)	920	1,089	(3,251)	2,016	(3,251)
Core operating revenue (non-GAAP)	$ 82,577	$ 80,876	$ 75,814	$ 317,472	$ 293,371
Core non-interest expense					
Non-interest expense (GAAP)	$ 41,143	$ 40,964	$ 37,752	$ 159,772	$ 151,247
Add: Gain on settlement of lease termination(4)	—	—	—	499	—
Less: Severance costs(5)	(1)	(241)	(47)	(472)	(665)
Core non-interest expense (non-GAAP)	$ 41,142	$ 40,723	$ 37,705	$ 159,799	$ 150,582
Core net income					
Net Income (GAAP)	$ 24,491	$ 27,942	$ 22,695	$ 106,433	$ 87,979
Less: Securities (gain) loss	1,003	3,230	2,340	9,698	7,392
Less: ICS One-Way Sell Fee Income(1)	(1,347)	(8,085)	—	(17,194)	—
Less: Changes in fair value of loans held-for-sale	4,117	4,265	—	8,383	—
Less: Gain on settlement of lease termination(4)	—	—	—	(499)	—
Less: Subdebt repurchase gain(2)	—	(669)	—	(1,076)	(1,417)
Add: Severance costs(5)	1	241	47	472	665
Add: Tax (credits) depreciation on solar investments(3)	920	1,089	(3,251)	2,016	(3,251)
Less: Tax on notable items	(1,217)	(19)	227	(473)	(909)
Core net income (non-GAAP)	$ 27,968	$ 27,994	$ 22,058	$ 107,760	$ 90,459
Tangible common equity					
Stockholders' equity (GAAP)	$ 707,654	$ 698,332	$ 585,364	$ 707,653	$ 585,364
Less: Minority interest	—	(133)	(133)	—	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(1,487)	(1,669)	(2,217)	(1,487)	(2,217)
Tangible common equity (non-GAAP)	$ 693,231	$ 683,594	$ 570,078	$ 693,230	$ 570,078
Average tangible common equity					
Average stockholders' equity (GAAP)	$ 704,373	$ 668,401	$ 554,830	$ 649,343	$ 531,082
Less: Minority interest	(132)	(133)	(133)	(133)	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(1,575)	(1,759)	(2,325)	(1,848)	(2,656)
Average tangible common equity (non-GAAP)	$ 689,730	$ 653,573	$ 539,436	$ 634,426	$ 515,357

(1) Included in service charges on deposit accounts in the Consolidated Statements of Income
(2) Included in other income in the Consolidated Statements of Income
(3) Included in equity method investments income in the Consolidated Statements of Income
(4) Included in occupancy and depreciation in the Consolidated Statements of Income
(5) Included in compensation and employee benefits in the Consolidated Statements of Income

19